Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for First Fiscal Quarter Ended June 30, 2016

CSWC Grows Pre-Tax Net Investment Income to $0.06 Per Share

Dallas, Texas – August 8, 2016 – Capital Southwest Corporation (“Capital Southwest” or the “Company”; Nasdaq: CSWC) today announced its financial results for the first fiscal quarter ended June 30,  2016.

First Quarter Fiscal Year 2017 Financial Highlights

•	Total Investment Portfolio: $175.9 million
o	Total Credit Portfolio: $83.7 million
o	Total Equity Portfolio, excluding I-45 SLF: $51.1 million
o	I-45 SLF investment portfolio grew to $134.5 million from $99.2 million
✓	I-45 SLF portfolio consists of 98% 1st Lien Debt in 32 credits
✓	Total Capital Southwest investment in I-45 SLF: $41.1 million
•	Pre-Tax Net Investment Income of $0.9 million, or $0.06 per weighted average diluted share
•	Dividends paid: $0.06 per share
•	Principal repayment proceeds: $11.1 million
o	Freedom Truck Finance ($6 million proceeds / 14.3% IRR)
o	Bob’s Discount Furniture ($5 million proceeds / 15.1% IRR)
•	Total Cash: $97.0 million
•	Net Realized and Unrealized Portfolio Appreciation (Depreciation): $2.3 million
•	Total Net Assets: $273.3 million
•	Net Asset Value per Share: $17.39
•	Weighted Average Yield on Debt Investments: 10.08%
•	No investment assets currently on non-accrual

In commenting on the Company's results, Bowen Diehl, President and Chief Executive Officer, stated, “Our Upper Middle Market business saw nice growth as I-45 provided a levered vehicle in which to originate fundamentally sound first lien credits in a tightening spread environment.  Our Lower Middle Market business saw quality deal flow slow significantly early in the quarter with a pick up late in the quarter.  Subsequent to quarter end, we were able to make a $13 million lower middle market first lien loan in Amware Fulfillment and a $10 million last out unitranche club deal that we should be in a position to announce shortly.  Additionally, we are pleased with the performance of the portfolio having seen net appreciation of $2.3 million during the quarter.  The appreciation was granular throughout the Upper Middle Market and Lower Middle Market portfolios and based on both fundamental and technical improvements.”

Portfolio and Investment Activities

During the quarter ended June 30,  2016, the Company grew the I-45 SLF investment portfolio to $134.5 million from $99.2 million. The Company closed one on-balance sheet credit investment totaling $1.7 million. The Company received proceeds related to the prepayments of certain debt securities totaling $11.1 million and recognized net realized gains on such prepayments totaling $0.2 million. New investment transactions which occurred during the quarter ended June 30,  2016 are summarized as follows:

InfoGroup Inc., $1.7 million 1st Lien Senior Secured Debt: InfoGroup helps companies increase sales and customer loyalty through its high value data and innovative multi-channel digital and offline marketing solutions.

Subsequent to quarter end, the Company originated two new investments totaling $23.4 million, which are summarized as follows:

Amware Fulfillment, LLC, $13.4 million 1st Lien Senior Secured Debt: Amware provides logistics fulfillment services for business-to-consumer, business-to-business, and multi-channel verticals.

Undisclosed Club Deal, $10.0 million 1st Lien Senior Secured Debt (Last Out Unitranche)

Subsequent to quarter end, the Company also made follow-on investments in two existing credit investments totaling $3.1 million, which are summarized as follows:

 Imagine! Print Solutions, Inc., $0.9 million 1st Lien Senior Secured Debt: Imagine! is the leading provider of in-store marketing solutions in North America.

InfoGroup Inc., $2.2 million 1st Lien Senior Secured Debt

First Fiscal Quarter 2017 Operating Results

For the quarter ended June 30,  2016, Capital Southwest reported total investment income of $4.2 million, compared to $3.8 million in the prior quarter.  The increase in investment income was attributable to both an increase in average debt investments outstanding and dividends paid from certain portfolio companies.

For the quarter ended June 30,  2016, total expenses (excluding tax expense) were $3.2 million, compared to $3.1 million in the prior quarter.  The increase in expenses was primarily due to an increase in legal and accounting fees incurred in connection with the 2016 audit.

For the quarter ended June 30, 2016, total pre-tax net investment income was $0.9 million compared to $0.7 million in the prior quarter.

For the quarter ended June 30, 2016, there was a tax expense of $0.5 million recorded compared to a benefit of $0.8 million in the prior quarter.  The change was due mainly to an increase in the valuation allowance against our deferred tax asset at Capital Southwest Management Company (CSMC), a wholly-owned management company subsidiary.

During the quarter ended June 30,  2016, Capital Southwest recorded realized and unrealized gains on investments of $2.8 million.  The net increase in net assets resulting from operations was $2.7 million, compared to $2.5 million in the prior quarter.

The company’s net asset value, or NAV, at June 30,  2016 was $17.39 per share, as compared to $17.34 at March 31, 2016.  The increase in NAV was primarily due to an increase in net realized and unrealized gains in the current quarter offset by a one-time operational charge related to the Spin-Off Compensation Plan.

Liquidity and Capital Resources

At June 30,  2016, Capital Southwest had unrestricted cash and money market balances of approximately $97.0 million, total assets of approximately $280.9 million, and net assets of approximately $273.3 million.  As of June 30,  2016, Capital Southwest had no borrowings outstanding.

During the quarter, I-45 SLF increased the total commitments outstanding on its credit facility to $100 million from $75 million. Subsequent to quarter end, I-45 SLF increased the total commitments outstanding on its credit facility to $120 million from $100 million. I-45 SLF had $73 million in borrowings outstanding as of June 30, 2016.

Share Repurchase Program

On January 25th, 2016, Capital Southwest announced that its Board of Directors authorized the repurchase of up to $10 million of its common stock at prices below the Company’s net asset value per share as reported in its most recent financial statements. The Board authorized the plan because it believes that the Company’s common stock may be undervalued from time to time due to market volatility. As of June 30, 2016, no shares have been purchased under the plan.

First Fiscal Quarter 2017 Financial Results Conference Call and Webcast

Capital Southwest has scheduled a conference call on Tuesday, August 9, 2016, at 11:00 a.m. Eastern Time to discuss the first fiscal quarter 2017 financial results.  You may access the call by dialing 1-855-835-4076 and using the passcode 52956949 at least 10 minutes before the call.  The call can also be accessed using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/m/p/xqoyfqyk.

A telephonic replay will be available through August 16, 2016 by dialing 1-855-859-2059 and using the passcode 52956949.  An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest Form 10-Q for the period ended June 30,  2016 to be filed with the Securities and Exchange Commission and Capital Southwest’s First Fiscal Quarter 2017 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest

Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based publicly traded business development company, with approximately $273.3 million in net assets as of June 30,  2016. On September 30, 2015, Capital Southwest completed the spin-off to shareholders of its industrial businesses, CSW Industrials, Inc. Capital Southwest is a credit investment firm focused on supporting the acquisition and growth of middle market businesses with $5 to $20 million investments across the capital structure, including first lien, unitranche, second lien and subordinated debt, as well as non-control equity co-investments. Since Capital Southwest's formation in 1961, it has always sought to invest in companies with strong management teams and sound financial performance. As a public company with a permanent capital base, Capital Southwest is fortunate to have the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements

This press release contains historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as  “will,” “believe,” “expect” and similar expressions, and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests, changes in the financial and lending markets and general economic and business conditions.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2016 and subsequent fillings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contacts:

Michael S. Sarner, Chief Financial Officer

214-884-3829